EMPLOYMENT AGREEMENT


This Agreement is made December 15, 1993, between ACTION INDUSTRIES, INC. (the "Company"), a Pennsylvania corporation with principal offices located at Allegheny Industrial Park, Cheswick, PA 15024, and ROBERT P. GARRITY ("Executive"), an individual residing at 20 Alexander Place, Pittsburgh, Pennsylvania 15243.

In consideration of the severance benefit and the mutual promises herein, the parties agree as follows:

1. EMPLOYMENT. The Company agrees to employ Executive, and Executive agrees to serve, as an officer of the Company for a term beginning January 4, 1994 and ending January 3, 1996, or until Executive's employment with the Company is terminated by either party as specified in Section 6 (the "Employment Period").

2. DUTIES. Executive is engaged to perform and shall perform the duties described in his Job Description, which the parties shall finalize no later than January 31, 1994, as well as any other duties which may be assigned to him by the Company's Chief Executive officer. Executive acknowledges that the Company may revise his Job Description and title from time to time, and the Company specifically reserves the right to do so in its sole discretion. Executive shall devote his full working time and attention to the performance of his duties. At no time during the Employment Period shall Executive take any additional employment without written permission from the Chief Executive Officer.

3.  COMPENSATION

    3.1 Base Salary. For all services rendered by Executive during the Employment Period, the Company shall pay Executive a base salary, which shall be $105,000 for the first twelve months of the Employment Period. Salary payments shall be subject to withholding of applicable taxes. Executive shall be eligible for increases or decreases in salary as determined by the Company's Chief Executive Officer in his sole discretion.

    3.2  Additional Compensation

           3.2.1 Participation in Executive Compensation Programs. In addition to receiving base salary, Executive shall be entitled, beginning with the Company's fiscal year 1995, to participate in any bonus program, incentive compensation program, and stock option plan established for executives of the Company.


           3.2.2 Grant of Stock Options. Executive is hereby granted the option to purchase 20,000 shares of common stock of the Company at the closing market value of the shares as of Executive's first day of employment. this grant is subject to the terms and conditions of the Company's Stock Option Plan and to Executive's execution of the Company's Stock Option Agreement.

    3.3 Benefits. Executive shall be eligible during the Employment Period to participate in all other employee benefit plans in which the Company's executives are generally entitled to participate, including the Employees' Retirement Plan, except as may be required by law or relevant plan provisions.

4. DISCLOSURE OF CONFIDENTIAL INFORMATION. Executive will, during the Employment Period, have access to and become familiar with various trade secrets and other confidential information, consisting of technologies, formulas, patterns, devices, inventions, processes, compilations of information, records, and specifications owned by the Company and/or regularly used in the operation of its business, and including but not limited to:

    (a) information on the Company's finances and sales, customers and prospective customers, sources of supply and identity of suppliers and key purchasing personnel;

    (b) the Company's manufacturing formulas and processes, product research and development, merchandising and marketing methods; and

    (c) the Company's business plans and projections; but not including information publicly reported by the Company.

Executive shall not during or within two (2) years after any termination of his employment, disclose all or any part of such confidential information, which constitute valuable, special, and unique assets of the Company's business, to any person, corporation, association, or other entity for any reason whatsoever.

Disclosure of any confidential information shall not be prohibited if such disclosure is directly pursuant to the valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (i) Executive shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure.

In the event of a breach or a threatened breach by Executive of the provisions of this Section, the Company shall be entitled to an injunction restraining Executive from disclosing in whole or in part the Company's confidential information. Nothing herein shall prohibit the Company from pursuing any other remedies legally available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

5. COVENANT NOT TO COMPETE. Executive acknowledges that the Company is in the business of marketing and distributing nation-ally to retailers the following products and services, among others: (i) promotional programs, i.e. "Dollar Days" and other similar programs, consisting of a broad array of low price, high value household goods together with in-store display and print advertising, (ii) replenishment programs, i.e., ongoing programs consisting of a broad array of low price, high value household goods displayed in a promotion format, and (iii) electric table lamps for basic stock lines.

During the Employment Period and for two years thereafter, Executive shall not individually or on behalf of or in conjunction with any other person or entity (except on behalf of the Company):

(a) directly or indirectly own, manage, operate or otherwise be engaged in, be employed by, contract with, participate in, or be connected in any manner with the ownership, management, operation, or control of any corporation, partnership, proprietorship, or other entity engaged in the business of the Company as defined above,

(b) solicit the trade of or do business with the suppliers, vendors or customers of the Company or its subsidiaries or affiliates for any business purpose that is in competition with the Company's business as defined above,

(c) directly or indirectly hire any employee of the Company or its subsidiaries or affiliates or solicit or induce any employee of the Company or its subsidiaries or affiliates to leave the employ of the Company for any reason whatever.

6.  TERMINATION

    6.1 Disability. If Executive becomes disabled during the Employment Period, i.e., he is prevented from effectively performing all or substantially all of his duties hereunder by reason of physical or mental illness or injury, his employment hereunder shall terminate if the disability extends for a period of one year. Prior to any termination for disability, Executive shall be eligible to participate in any Company Salary Continuance Program and the Long-Term Disability Plan which Executive has elected under the Company's flexible benefits program.

    6.2 Death. In the event Executive's employment with the Company is terminated by reason of his death during the Employment Period, Executive's estate shall be entitled to payment of only the base salary earned by Executive under Section
3.1 prior to the date of death and not to any other compensation otherwise payable under this Agreement.

    6.3  Without Cause.   In the event Executive's employment is
terminated by the Company prior to the expiration of the Employment period, other than for cause, the Company shall continue to provide Executive (or Executive's estate in the event of Executive's death subsequent to termination) the following:
(i) the base salary set forth in Section 3.1 for the remainder of the Employment Period, or, with the mutual consent of the Company and Executive (or Executive's estate) and in lieu thereof, a lump sum equal to the remaining unpaid base salary under Section 3.1, discounted at the prime interest rate then in effect, and (ii) continuation of health care benefits for the remainder of the Employment Period, provided that Executive continues to make timely payment to the Company for his portion of the premium for the health care benefit he selected. If termination without cause occurs within the last 12 months of the Employment period, Executive's compensation and benefits shall be provided for 12 months from termination. No compensation other than that specifically provided shall be payable.

    6.4 Resignation. Executive may resign from employment with the Company upon one (1) month's written notice, in which event Executive shall be entitled to payment of only his base salary earned prior to the date of resignation and not to any other compensation otherwise payable under this Agreement.

    6.5 For Cause. In the event Executive's employment is terminated by the Company for cause prior to the end of the Employment period, Executive shall be entitled to payment of only his base salary earned under Section 3.1 prior to the date of termination and not to any other compensation otherwise payable under this Agreement. Termination of employment "for cause" means a dismissal of Executive by the Company because of:

        (a) Executive's gross negligence, willful misconduct, or gross neglect of duty;

        (b) any criminal act by Executive or any conduct by Executive involving fraud or constituting bad faith by Executive in dealing with or on behalf of the Company; or

        (c) the material violation by Executive of any of the agreements, covenants, terms, or conditions of this Agreement, provided that the Company has given Executive notice in writing reasonably specifying the violation(s), and Executive has failed to cure the violation(s) within thirty (30) days thereafter.

   6.6 Expenses of Enforcement. In the event Executive's employment is terminated by the Company, other than for cause, prior to the expiration of the Employment Period, then, notwithstanding any provisions in this Agreement to the contrary, the Company shall pay all reasonable legal fees and expenses incurred by Executive in the successful enforcement of Executive's rights under this Agreement.

   6.7 Limitations. Executive shall in no event have any claims or causes of action against the Company for any amounts not specifically provided for in this Agreement, except as to indemnification rights and contractual limitations on liability provided for directors, officers, and/or employees of the Company pursuant to the Company's bylaws then in effect.

7. NOTICES. Notices to Executive shall be sent to Executive's address set forth above or to such other address as Executive may provide to the Company in writing. Notices to the Company shall be sent to its address set forth above, to the attention of the Chief Executive Officer, or to such other address as the Company may provide to Executive in writing.

8. WAIVER OF BREACH. The failure by a party to enforce its rights against the other party following a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision hereof or any subsequent breach by such other party.

9. SEVERABILITY. The provisions of this Agreement will be deemed to be severable. If any provision is held to be void or illegal under applicable law, it shall be modified to conform to the law in a manner that is consistent with the intention of the parties. If the provision cannot be so modified, then it shall be void, and the remaining provisions of the Agreement shall remain binding upon the parties unless those provisions are so impaired as to render the entire Agreement void.

10. GOVERNING LAW. This Agreement shall be governed by and con-strued in accordance with the laws of the Commonwealth of Pennsylvania.

11. ENTIRE AGREEMENT. This Agreement supersedes and replaces all prior employment agreements between the parties. Subject to the Incentive Stock Option Agreement and other benefit and compensation plans to which Executive is entitled under Section 3, this Agreement contains the entire understanding of the parties as to the subject matter hereof and can be amended or supplemented only by a written agreement signed by the parties.


Intending to be legally bound, the parties hereby execute this Agreement.

ATTEST:                      ACTION INDUSTRIES, INC.



LINDA S. WYCKOFF             By:  R. CRAIG KIRSCH
                                  R. Craig Kirsch, President
                                  and Chief Executive Officer



WITNESS:



LINDA S. WYCKOFF                  ROBERT P. GARRITY
                                  Robert P. Garrity